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                                                                     Exhibit 5.1
                            [R. G. Jones Letterhead]



                                April 11, 2001


Arch Coal, Inc.
CityPlace One, 3rd Floor
St. Louis, MO  63141

Ladies and Gentlemen:

     I am Vice President-Law, General Counsel and Secretary of Arch Coal, Inc., a Delaware corporation (the "Company"), and have acted in that capacity in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), the Company's debt securities, preferred stock, depositary shares, common stock and warrants (collectively, the "Securities"), from the sale of which the Company and, in the case of common stock, certain selling stockholders may receive aggregate proceeds of up to $750,000,000, to be offered from time to time by the Company and, in the case of common stock, may be offered by selling stockholders as described under the heading "Selling Stockholders" in the Registration Statement, on terms to be determined at the time of the offering. Terms used and not defined herein shall have the meanings given to them in the Registration Statement.

     I have examined such corporate records, certificates and other documents, and reviewed such questions of law, as I have considered necessary or appropriate for the purpose of this opinion.

     On the basis of such examination and review, I advise you that, in my opinion, when the terms of any class or series of the Securities have been authorized by appropriate action of the Company and have been issued and sold as described in the Registration Statement, the prospectus, the applicable prospectus supplement and any underwriting or similar sales or distribution agreement and, with respect to the debt securities, when such debt securities have been duly executed, authenticated and delivered in accordance with the applicable indenture or supplemental indenture, then (i) the Securities will be legally issued and, with respect to shares of preferred stock and common stock, fully-paid and nonassessable, and (ii) the debt securities will be validly authorized and issued and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference to me under the heading "Legal Matters" in the Registration Statement.

                                 Yours truly,

                                 /s/Robert G. Jones
                                 Robert G. Jones
                                 Vice President-Law, General Counsel
                                        and Secretary